EXHIBIT 10.57
                                                                   -------------




May 12, 2009



Mr. Roger D. Thomas
[address omitted]

Dear Roger,

RE: TERMINATION OF EMPLOYMENT AND RETIREMENT-THIS SUPERSEDES OUR LETTER OF MAY 1, 2009

This letter confirms our discussions regarding the termination of your employment with Nexen Inc. ("Nexen"). The terms set forth below constitute Nexen's offer and, by your signature, your acceptance of this arrangement. On behalf of Nexen, I want to express my appreciation for your past service and contribution, and wish you success in your future endeavours.

1. TERMINATION DATE AND RETIREMENT DATE. Your last day of employment with Nexen will be June 30, 2009 (the "TERMINATION DATE"). Your effective retirement date for the purposes of the Pension Plan for Employees of Nexen Inc. (the "PENSION PLAN") and the Executive Benefit Plan will be July 1, 2009 (the "RETIREMENT DATE"). As outlined below, you will be required to utilize all outstanding vacation time prior to your Termination Date. Once all of your vacation time has been utilized, Nexen may elect not to require you to attend at Nexen and provide services up to the Termination Date, this will not affect the payments and benefits provided pursuant to Section 3 of this letter.

2. RESIGNATION FROM CORPORATE OFFICES. Effective as of a mutually agreeable date before the Retirement Date, you agree to, and will, resign from all corporate offices you hold with Nexen and all affiliates of Nexen.

3. PAYMENTS AND BENEFITS. You will receive the following payments and benefits in accordance with Nexen's existing policies, pursuant to your employment with Nexen and your participation in Nexen's benefit plans:

     (a) REGULAR BASE SALARY. You are entitled to payment of your regular base salary through the Termination Date.

     (b) VACATION BENEFITS. You will use all outstanding vacation prior to the Termination Date and no further payment will be due at that time.

     (c) RETIREMENT PENSION BENEFITS. Upon your termination of employment as of the Termination Date, you will be entitled to receive benefits in accordance with the terms of the Pension Plan, Defined Benefit Option as well as the Executive Benefit Plan. Details will be provided shortly in a separate package.

     (d) PRE-RETIREMENT HEALTH AND WELFARE BENEFITS. You are entitled to continue your health and welfare benefits until the Termination Date to the extent permitted and in accordance with the terms of the applicable Nexen plan.

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Mr. Roger D. Thomas
May 12, 2009
Page 2


     (e) POST-RETIREMENT HEALTH AND WELFARE BENEFITS. As of the date you are no longer entitled to active employee coverage under the Nexen Inc. benefits program (i.e., as of the Termination Date) you will be entitled to a retiree benefit consisting of $5,000 life insurance. Nexen has sourced a retiree benefits plan, which provides Canadian-based retiring employees the option to purchase extended benefits at pooled rates directly through Manulife. Please refer to the enclosed memo and brochure for detailed information.

     (f) LONG-TERM INCENTIVES. Based on your participation in Nexen's Stock Option Plan ("the Plan"), which provides for continued vesting and opportunity to exercise options for a period of 18 months following termination for reason of retirement, your options will continue to vest in accordance with the Plan for a period of 18 months after the Termination Date. All outstanding options, vested and unvested, will expire on December 30, 2010 per the terms and conditions of the Plan. A table illustrating your current option holdings with vesting status is attached for your reference. You may contact Nexen's Stock Administrator at (403) 298-5295 regarding any options transactions. You are solely responsible for exercising all vested stock options prior to the expiry of such options on December 30, 2010.

     The amounts paid in accordance with this paragraph are gross amounts, subject to applicable deductions and withholdings. Any amounts under subparagraph (a) of this paragraph not paid to you before the Termination Date will be paid to you in one (1) lump sum on the next available pay period from the Termination Date.

4. SPECIAL SEPARATION BENEFITS. Contingent upon your acceptance of the terms of this Agreement, Nexen offers you, the following Special Separation
     Benefits:

     (a) BASE SALARY. Payment of $1,100,000, which is 24 months of your regular base salary.

     (b) TARGET BONUS. Payment of $660,000, which is 60% of your regular base salary and your target bonus for 24 months after the Termination Date.

     (c) BENEFITS UPLIFT. Payment of $276,600, which represents a benefits uplift of approximately 25% for 24 months.

     (d) VEHICLE ALLOWANCE. Payment of $38,400, which is 24 months of your vehicle allowance.

     (e) EXECUTIVE OUTPLACEMENT SERVICES. If you elect to receive executive outplacement services, payment of up to $25,000 to the company with which Nexen currently contracts in Calgary, Alberta to provide such services to its employees (the "Outplacement Benefits"). The Outplacement Benefits must be accessed by you within 90 days of the Termination Date or they are forfeited.

     The amounts paid in accordance with subparagraphs (a)-(d) of this paragraph are gross amounts, subject to applicable deductions and withholdings. The amounts paid in accordance with subparagraphs (a)-(d) of this paragraph will be paid to you on the next available pay period from the Termination Date.

5. RETURN OF PROPERTY. Whether or not you accept the terms of this Agreement, you must return to Nexen any and all items of its property, including without limitation keys, badge/access card, computers, software, cell phones, calculators, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, customer lists and files, lists of suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, product samples, computer tapes, CDs, and diskettes or other

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Mr. Roger D. Thomas
May 12, 2009
Page 3


     portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property in your possession or under your control. If you have any property of Nexen that is not immediately available to you, please make arrangements for its prompt return. By your signature below, you represent that you have complied with these requirements.

6. CONFIDENTIALITY. You agree that the fact and terms of this Agreement shall be and remain confidential, and shall not be disclosed by you to any party other than your spouse, lawyer, and accountant or tax return preparer, and except as otherwise may be required by law, regulation, or judicial process. The fact and terms of this Agreement shall be and remain confidential, and shall not be disclosed by Nexen to any party, except as otherwise may be required by law, regulation, or judicial process; provided, however, that that Nexen may disclose the fact and terms of this Agreement to those of its directors, officers, employees, and representatives who need to know such information for the purpose of administering this Agreement.

7. INDEMNITY. The Company does agree to indemnify Roger D. Thomas from any and all third party actions, causes of actions, claims and demands for damages, loss, or injury, suits, debts, sums of money, dues, bonds, indemnity, expenses, interest, costs arising out of, in connection with, or relating to Roger D. Thomas having been an employee, officer or director of the Corporation but which indemnity shall exclude any claim based on the fraud, gross negligence, criminal conduct or deceitful conduct of Roger D. Thomas.

8. GOVERNING LAW AND INTERPRETATION. This Agreement and the rights and duties of the parties under it shall be governed by and construed in accordance with the laws of the Province of Alberta, without regard for any conflicts of laws principles. If any provision of this Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions; and in all other respects, this Agreement shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

9. EXPIRATION OF OFFER. Nexen's offer of the Special Separation Benefit described in Paragraph 4 above will expire at 5:00 p.m. on May 20, 2009, a period of 8 calendar days after you were provided with the terms of this Agreement for your consideration. You may accept this offer at any time before expiration by signing this letter in the space provided below, and returning it to me. Whether or not you execute this Agreement, you will receive the items set forth in Paragraph 3, and are required to follow the obligations set forth in Paragraph 5.

10. CONSULTATION WITH A LAWYER. You have the right, and are encouraged by this paragraph, to consult with a lawyer before executing this Agreement. Nexen will reimburse you for up to $300 in legal fees.

11. VOLUNTARY AGREEMENT. You acknowledge that your execution of this Agreement is knowing and voluntary, and that you have had a reasonable time to deliberate regarding its terms.

If you agree with the above provisions, please execute both copies of this letter in the space provided below as well as the attached form of Release. You should return one executed original to me, and maintain the

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Mr. Roger D. Thomas
May 12, 2009
Page 4


other executed original in your files. The payment of the Special Separation Benefits are conditional upon your execution of this letter, the attached Release as well as all appropriate documentation regarding your resignation from corporate offices as outlined in Section 2 of this letter.

Sincerely,

NEXEN INC.


By: /s/ Randy Jahrig
    -------------------------------------------
    Randy Jahrig
    Vice President, Human Resources and Corporate Services

Enclosures


ACCEPTED AND AGREED TO:


/s/ Roger D. Thomas
------------------------------------------
Roger D. Thomas


Date Signed: May 19, 2009
             -----------------------------